Exhibit 11

                                RDO EQUIPMENT CO.
                        COMPUTATION OF PER SHARE EARNINGS
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(In Thousands, Except Per Share Amounts)                  Three Months Ended                  Nine Months Ended
                                                             October 31,                         October 31,
(Unaudited)                                             1997                 1996             1997              1996
------------------------------------------------------------------------------------------------------------------------
Net income                                            $   4,397            $   2,041         $ 10,592         $   5,900
                                                     ===========          ===========      ===========       ===========

Weighted average number of shares outstanding            13,181                8,350           13,181             8,355

Dilutive effect of shares for which proceeds were
     necessary to fund $15 million distribution of
     accumulated S corporation earnings                     ---                1,059              ---             1,059

Dilutive effect of stock options outstanding                174                  ---              112               ---
                                                     -----------          -----------      -----------       -----------
Weighted average shares outstanding                      13,355                9,409           13,293             9,414
                                                     ===========          ===========      ===========       ===========
Net income per common share                          $     0.33           $     0.22       $     0.80        $     0.63
                                                     ===========          ===========      ===========       ===========


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